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                                                                    EXHIBIT 99.2

                                AGENCY AGREEMENT

This Agreement is entered into this 25th day of May, 2004 by and between Peritas, LLC a Delaware limited liability company (hereinafter "PERITAS"), and Velocity Express, Inc., a Delaware corporation, located at 7803 Glenroy Road, Bloomington, MN 55439 (hereinafter "Agent").

WHEREAS, PERITAS is the owner and operator of rental vehicles and a vehicle renting businesses throughout the United States; and,

WHEREAS, Agent is in the time critical logistics and delivery business at multiple Velocity locations (the "Velocity Locations") throughout the United States.

NOW, THEREFORE, PERITAS and Agent agree as follows:

1. Appointment of Agent. PERITAS appoints Agent as PERITAS' non-exclusive independent rental agent for the purpose of renting Vehicles to the public from the Velocity Locations in accordance with this Agreement.

2. Term of Agreement. This Agreement shall begin on the Effective Date and continue in effect for twelve (12) months thereafter.

3.      Compensation.

        a. PERITAS shall pay Agent monthly 10% ("Commission") of Gross Rental Revenue. "Gross Rental Revenue" means all sums paid by renters for rental of Vehicles during the prior month from the Velocity Locations, including time and mileage charges, additional driver fees, but excluding sums paid for insurance, sales, use or other taxes, government imposed fees, deposits, fuel, and amounts collected as a result of damage to, or loss of, rental Vehicles.

        b. On the twentieth (20th) day following the last day of each month, and upon receipt from Agent of all rental revenues and documents required by this Agreement, PERITAS will calculate and pay the Commission to Agent on all rental agreements closed and collected during the prior month.

        c. PERITAS may deduct from the Commission any monies owed to PERITAS by Agent under this Agreement.

4.      PERITAS' Obligations. During the term of this Agreement, PERITAS will:

        a. Supply Agent with Vehicles to rent in types and quantities determined jointly by the parties.

        b. Reimburse Agent for expenses authorized by PERITAS and incurred by Agent to prepare Vehicles for rental.

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        c.      Furnish Agent with Rental Agreements and Accident Report forms in quantities determined by the parties.

        d. Pay to all state, city and local authorities sales and other related taxes incurred in the rental of Vehicles by Agent.

        e.      Provide training in the business of renting Vehicles.

        f. Indemnify, hold harmless and defend Agent from and against all liabilities, claims, demands, lawsuits, penalties, fines, forfeitures, seizures, judgments, costs and expenses, including but not limited to, reasonable attorney's fees and litigation costs, caused by or arising out of Vehicle rental transactions from Velocity Locations, or otherwise related to the use of a Vehicle by a rentor in which a PERITAS-owned Vehicle is involved, excluding claims resulting from Agent's failure to comply with PERITAS' or Velocity's renter and credit qualifications and Vehicle maintenance procedures.

5.      Agent's Obligations. During the term of this Agreement Agent will:

        a. Rent Vehicles in accordance with the terms of this Agreement, the PERITAS Rental Agreement forms, and all other policies, programs, procedures, standards, methods, rules and regulations as PERITAS may prescribe from time to time. In no event will agent rent any PERITAS vehicle for a period of more than 30 days.

        b. On the first Monday of each month, deliver to PERITAS: (i) the Gross Rental Revenue and insurance payments collected during the prior month; (ii) copies of all rental agreements closed during the prior month; (iii) an accurate report of Agent's monthly rental transactions; and, (iv) all other reports reasonably requested by PERITAS from time-to-time.

        c. Collect all monies in connection with the rental of Vehicles and hold those monies in trust for PERITAS. The title and ownership of such monies is vested at all times in PERITAS. Agent agrees that PERITAS may audit and correct the charges in any rental agreement and adjust the Commission based upon he corrected rental agreements.

        d. Not permit the operation or use of the rental Vehicles not on rent by any person except Agent's employees who are properly qualified and licensed drivers and only for purposes of cleaning, washing, fueling, servicing, parking and storing the Vehicles, unless otherwise authorized by PERITAS,

        e. Promptly report to PERITAS all accidents, claims, injuries, losses or damages involving any rental Vehicle.

        f. Promptly report to PERITAS any theft, conversion, or unaccounted-for rental Vehicles.

        g. Comply with all laws, regulations and ordinances of any governmental authority having jurisdiction with respect to the rental of Vehicles at Velocity Locations.

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        h.      Maintain the rental Vehicles in good running condition. PERITAS will reimburse Agent for Agent's out of pocket costs for such maintenance. Repairs or maintenance of Vehicles other than routine fluid replenishment must have PERITAS' prior approval.

        i. Wash and clean the exterior and interior of each Vehicle after each rental, and keep the rental Vehicles neat, clean and presentable for use by renters.

        j. Account for all odometer mileage accumulated on the Vehicles while in Agent's possession. In no event shall Agent allow the use of PERITAS Vehicle's for any purpose not permitted by this Agreement and, in the event that a Vehicle is allowed to accumulate miles for which PERITAS is not compensated for as provided herein, Agent will be obligated to compensate PERITAS for such use in an amount to be agreed to by the parties.

        k. Provide PERITAS or its representative with access to all books and records relating to the rental of Vehicles at the Velocity Locations on demand at any time, and to permit the audit or removal of such books and records by PERITAS or its representative. If Agent underreports Gross Rental Revenue, Agent will pay PERITAS for the cost of the audit and will pay PERITAS all underreported Gross Rental Revenue on demand. Agent will retain all business records generated by the rental or maintenance of Vehicles for at least three (3) years from the date of each rental.

        l. Reimburse PERITAS for theft, loss or damage to rental Vehicles while in Agent's custody where such theft, loss or damage to the Vehicle is caused by the negligent or intentional acts or omissions of Agent, its agents or employees.

6. Transfer of Vehicles. Vehicles will be delivered to Agent and picked up from Agent in accordance with PERITAS' procedures. All Vehicles are to be inspected by Agent for any physical damage at the time of delivery to, or pick up from, Agent.

7. Relationship of the Parties. Nothing contained in this Agreement or any acts of the parties to this Agreement shall be deemed as creating the relationship of employer-employee, franchisor-franchisee, a partnership, or a joint venture.

8. Termination. Either party may terminate this Agreement at any time with thirty (30) days prior written notice to the other party.

9. Requirements Upon Termination. Upon notice of termination of this Agreement by either party, Agent will: (i) immediately stop its use of all rental Vehicles; (ii) not rent any Vehicles unless authorized in a prior writing by PERITAS; (iii) immediately stop Agent's use of any PERITAS-owned trade names or service marks used in the Vehicle rental business operated under this Agreement; (iv) account to PERITAS in writing for all rental agreements and monies due to PERITAS; (v) immediately deliver to PERITAS all rental Vehicles; and, (vi) pay PERITAS all monies owed under this Agreement.

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10.     Insurance. While this Agreement is in effect, PERITAS shall procure and maintain with an insurance carrier satisfactory to PERITAS automotive liability insurance covering the Vehicles rented or stored for rent at Velocity Locations in an amount not less than $300,000 combined single limit, per occurrence. Such policies of insurance will name Agent as an additional insured.

11. Warranty. PERITAS makes no express or implied warranty concerning the vehicles, including without limitation, the condition of the vehicles or their merchantability or fitness for any particular purpose.

12. Notices. All notices to either party will be delivered by hand, registered or certified mail return receipt requested, by telefax or overnight courier to the addresses shown above, or at such other addresses as are designated by the parties in writing.

13. Assignment; Binding Effect. Agent may not assign its rights under this Agreement without PERITAS' prior written consent. There are no restrictions on PERITAS' right to assign its rights or duties under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

18. Integration. This writing represents the sole agreement between the parties. All prior writings and verbal agreements are merged into this Agreement.

        IN WITNESS WHEREOF, PERITAS and Agent have signed this Agreement as of the date first written above.

AGENT                                   PERITAS

By:                                     By:
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Title:                                  Title:
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Date Signed:                            Date Signed:
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